FOR IMMEDIATE RELEASE – August 16, 2010

Contact:
Lyn Hittle, CFO
919.687.7800, ext 547
Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Announces June 30, 2010 results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced results of operations for the three and six months ending June 30, 2010.  Total assets as of June 30, 2010, have grown 4.8% or $13.2 million since December 31, 2009.  The asset growth is mainly due to the 8.71% increase in deposits, driving the $19.2 million increase in cash and cash equivalents. Total loans outstanding of $206.7 million decreased $3.4 million as a result of normal runoff since December 31, 2009.  Net income from operations for the three and six months ended June 30, 2010 was $0.3 million and $0.5 million, respectively, both ahead of the same periods in 2009.  Net income available to common stockholders for the three and six month periods ending June 30, 2010, were $0.1 million and $0.2 million.

“We are extremely pleased with the loyalty our depositors continue to show to Mechanics and Farmers Bank, as reflected by the increase in our deposits,” stated Ms. Kim D. Saunders, President and CEO.  “Our continued profitability in a time when many banks, both nationwide and in North Carolina, are posting losses, reflects our careful cost containment efforts, as well as our strong net interest margin.  Those borrowers who have experienced financial challenges from the severe and prolonged economic downturn have been receiving additional attention from our dedicated Special Assets Team as all work through these difficult times. We are continuing to lend to qualified borrowers throughout our markets in the Piedmont-Triad, Charlotte, Durham, and Raleigh.”

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.